Exhibit 99.2

Intuitive Surgical, Inc Unaudited Preliminary Q413 and FY13 Revenue Data and Metrics

	Q413	Q412	Change	FY13	FY12	Change
Revenue ($Millions)
Instruments and Accessories	$268.2	$253.8	6%	$1,032.9	$903.3	14%
Systems	204.6	264.9	(23)%	834.9	932.9	(11)%
Services	103.4	90.6	14%	397.3	342.6	16%
Total Revenue	$576.2	$609.3	(5)%	$2,265.1	$2,178.8	4%

System Unit Sales by Geography
United States	72	133	(46)%	342	476	(28)%
Europe	28	24	17%	82	64	28%
Japan	21	10	110%	79	40	98%
Other Markets	17	8	113%	43	40	8%
Total Systems	138	175	(21)%	546	620	(12)%

System Unit Sales by Product
da Vinci S	—	8	(100)%	6	40	(85)%
Si Single Console	79	122	(35)%	365	449	(19)%
Si Dual Console	38	32	19%	145	105	38%
Sie	21	13	62%	30	26	15%
Total Systems	138	175	(21)%	546	620	(12)%

Other Metrics
System Average Selling Price ($Millions)	$1.46	$1.49	(2)%	$1.52	$1.49	2%
Inst & Accy Revenue/Procedure ($Thousands)	$1.93	$2.05	(6)%	$1.98	$2.01	(1)%
System Trade-In's	44	52	(15)%	155	167	(7)%
System Installed Base	2,965	2,585	15%	2,965	2,585	15%

Intuitive Surgical, Inc. Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change
	2011	2012	2013	2012	2013
United States
Gynecology	170	222	240	31%	8%
Urology	93	88	85	(5)%	(3)%
General Surgery	15	42	81	180%	93%
Other	14	15	16	7%	7%
Total United Sates	292	367	422	26%	15%

Total International	68	83	101	22%	22%
Total Worldwide	360	450	523	25%	16%

The 2013 U.S. gynecology procedure growth rate was lower than in previous years, reflecting a number of factors including, but not limited to, apparent pressure on benign gynecology hospital admissions, negative media reports, and a trend by payers toward encouraging conservative disease management and treatment methods in outpatient settings. Lower 2013 U.S. urology volume was driven by the full year impact in 2013 of decreasing da Vinci prostatectomy (dVP) volumes in 2012, reflecting the U.S. Preventive Services Task Force recommendation against prostate-specific antigen (“PSA”) screening, as well as changes in treatment pattern for low risk prostate cancer away from definitive treatment. U.S. dVP volumes appear to have stabilized throughout 2013. International procedure growth was driven primarily by higher dVP procedure volume.
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This report contains forward-looking statements. Such statements relate to preliminary unaudited trended annual procedure data, preliminary unaudited Q4 and full year 2013 revenue data and metrics, and other related subjects. The preliminary unaudited results are prior to the completion of review and audit procedures and are therefore subject to adjustment. These forward-looking statements are based on Intuitive Surgical’s current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. Please refer to Intuitive Surgical’s reports and filings with the SEC for a further discussion of these risks and uncertainties.